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                                                                 Exhibit (a)(16)


               NOTICE OF WAIVER OF CONDITION TO OFFER TO EXCHANGE

Date:     Wednesday, August 22, 2001

To:       Option Holders
Subject:  Waiver of Condition to Offer to Exchange

     We have made an offer to eligible employees and eligible directors to exchange certain outstanding options to purchase shares of our common stock upon the terms and subject to the conditions set forth in the Offer to Exchange, dated August 1, 2001, as supplemented on August 13, 2001, and in the related Acceptance Letter that was sent to you with the Offer to Exchange.

     Yesterday, the Nasdaq Composite Index closed at 1831.30, representing a decline in an amount in excess of 10% measured from the close of business on August 1, 2001. This decline triggered a condition to the offer set forth in
Section 6(c)(8) of the Offer to Exchange. We hereby waive the condition to the offer set forth in Section 6(c)(8) with respect to the decline in the Nasdaq Composite Index measured from the close of business on August 1, 2001 to the close of business yesterday.

     No further waivers to any of the conditions contained in the Offer to Exchange are anticipated at this time. Accordingly, if you are electing to participate in the stock option exchange program, your executed Acceptance Letter must be received by us by external mail NO LATER THAN 11:59 P.M., Omaha, Nebraska time, on Tuesday, August 28, 2001. Remember, once the offer expires, there will NOT be any other opportunity to submit an acceptance or a withdrawal in connection with the stock option exchange program.

     Should you have any questions regarding the stock option exchange program, including this notice, please refer to the package of materials you received by e-mail or regular mail or contact the following person:

                                    Eric Nipp
                      Transaction Systems Architects, Inc.
                             224 South 108th Avenue
                              Omaha, Nebraska 68154
                          Telephone No: (402) 778-1911
                        E-mail Address: nippe@tsainc.com